Exhibit 99.1

Amicus Therapeutics Announces Second Quarter 2014

Financial Results and Corporate Updates

Results from Second Phase 3 Fabry Monotherapy Study (Study 012) On Track for 3Q14

Updated Preclinical Data for Next-Generation Pompe ERT Shows Superior Substrate Reduction Compared to Current Standard-of-Care ERT

Completion of $40M At-the-Market (ATM) Equity Financing Extends Cash Runway into 2016

Conference Call and Webcast Today at 5:00pm ET

CRANBURY, NJ, August 7, 2014 — Amicus Therapeutics (Nasdaq: FOLD), a biopharmaceutical company at the forefront of therapies for rare and orphan diseases, today announced financial results for the second quarter ended June 30, 2014. The Company also provided program updates, reiterated full-year 2014 operating expense guidance, and extended cash runway guidance.

John F. Crowley, Chairman and Chief Executive Officer of Amicus Therapeutics, Inc., stated, “We reached a major inflection point for Amicus in the second quarter. Following positive 12- and 24-month data from our first Phase 3 Fabry monotherapy study, or Study 011, we completed the primary treatment period and finalized the statistical analysis plan for our second Phase 3 Fabry monotherapy, or Study 012. In the third quarter we look forward to releasing top-line data from Study 012, in which patients volunteered to switch from ERT to our oral chaperone migalastat as their only therapy for Fabry disease. We also continue to advance development of next-generation ERTs. Additional proof-of-concept data from preclinical studies of our next-generation Pompe ERT continue to show superior substrate reduction compared to standard-of-care ERT, and we remain on track to identify the optimal therapeutic to bring into the clinic next year. Finally, we significantly strengthened our balance sheet with the completion of an ATM financing that has added multiple new top-tier investors to our shareholder base. With the proceeds from this financing, we are well-positioned to execute our operating plan and our commitment to deliver value to our shareholders and, importantly, to these patient communities.”

Financial Highlights for Second Quarter Ended June 30, 2014

•                  Cash, cash equivalents, and marketable securities totaled $78.0 million at June 30, 2014 compared to $82.0 million at December 31, 2013.

•                  Upon receipt of the final proceeds from the sale of shares under the ATM equity financing, cash was $98.4 million as of July 2, 2014.

•                  Total 2Q14 operating expenses decreased to $14.7 million compared to $16.0 million for the second quarter of 2013 due to decreases in personnel costs.

•                  Net cash spend was $12.2 million, compared to $10.6 million for the second quarter 2013.

•                  Net loss was $14.6 million, or $0.22 per share, compared to a net loss of $15.3 million, or $0.31 per share, for the second quarter 2013.

2014 Financial Guidance

Amicus continues to expect full-year 2014 net cash spend of between $54 million and $59 million. The Company’s balance sheet was strengthened with a $40.0 million ATM financing in which a total of 14.3 million shares were sold at various times during the second quarter and early third quarter of 2014. Including the proceeds from this financing, the current cash position is projected to fund the current operating plan into 2016.

CEO Military Duty Leave of Absence

Amicus announced that Chairman and CEO John F. Crowley, a commissioned officer in the United States Navy Reserve, has been ordered to temporary active duty in support of Operation Enduring Freedom (Afghanistan) for a period of approximately 32 weeks beginning by the end of September 2014.  Mr. Crowley will remain as Chairman and CEO and a member of the Amicus Board of Directors and expects to continue to advise the company on major strategic and business issues during this leave of absence. Bradley Campbell, Chief Operating Officer, will oversee the company’s day to day operations and will chair the company’s executive leadership team in Mr. Crowley’s absence. Mr. Crowley is expected to return from active duty service and to resume his full responsibilities as Amicus Chairman and CEO in the second quarter of 2015.

Donald J. Hayden, Lead Independent Director, stated, “On behalf of the entire Amicus Board of Directors, we are grateful for John’s exemplary leadership of Amicus and for his ongoing service to our country. We are fully supportive of this deployment and look forward to his return full time to the Amicus Chairman and CEO role in the second quarter of 2015.  Over the last several years, John has assembled a very experienced and highly capable leadership team and we are confident in their ability to continue to execute on the strategy and vision set by John and the Board of Directors.”

Program Updates

Migalastat Monotherapy and Next-Generation Enzyme Replacement Therapy (ERT) for Fabry Disease

Amicus solely owns and controls global development and commercialization of its pharmacological chaperone migalastat HCl (“migalastat”) monotherapy and its next-generation ERT (migalastat co-formulated with ERT) for Fabry disease. As a monotherapy, migalastat is designed to bind and stabilize alpha-Gal A enzyme in patients with amenable mutations. In combination with ERT, migalastat is designed to bind and stabilize the infused alpha-Gal A enzyme, independent of a patient’s genetic mutation. Between these approaches Amicus believes migalastat has the potential to benefit all patients with Fabry disease.

Migalastat Monotherapy

Migalastat monotherapy is being investigated in two Phase 3 registration studies (Study 011 and Study 012) and an open-label extension study (Study 041) in Fabry patients with amenable mutations. Interim 6-month data and positive 12- and 24-month data from Study 011 have been previously reported.

Study 012 is the first clinical study to compare oral migalastat to standard-of-care ERTs for Fabry disease (Fabrazyme® and Replagal®). The pre-specified co-primary outcome measures of efficacy in Study 012 are the descriptive assessments of comparability of the mean annualized change in measured (iohexol) GFR (mGFR) and estimated GFR (eGFR) for migalastat and ERT in patients with amenable mutations in a GLP-validated, human embryonic kidney cell-based assay (“GLP HEK amenable”) .

The primary 18-month treatment period in Study 012 was completed in the second quarter of 2014, and top-line data are on track to be reported in the third quarter of 2014. Pending positive data from Study 012, Amicus expects to submit a marketing application for migalastat monotherapy in Europe. The Company also plans to meet with the Food and Drug Administration in the fourth quarter of this year to discuss the data from both Phase 3 Fabry monotherapy studies to determine the fastest U.S. registration pathway for migalastat.

Next-Generation Fabry ERT

Amicus is developing a next-generation Fabry ERT following positive data from a Phase 2 clinical study (Study 013) of migalastat co-administered with currently approved ERTs for Fabry disease (Fabrazyme® and Replagal®) as well as preclinical studies of migalastat co-formulated with a proprietary investigational ERT for Fabry disease (JCR Pharmaceutical Co Ltd’s JR-051).

In the second quarter of 2014, Amicus completed a successful Phase 1 study to assess the pharmacokinetics of an intravenous formulation of migalastat in healthy volunteers to identify the optimal dose for co-formulation with ERT. The Company has also completed manufacturing of drug supply of co-formulated JR-051. Amicus plans to begin the Phase 1/2 clinical study of its next generation ERT pending the outcome of several ongoing business development discussions regarding potential future sources of Fabry enzyme for this next generation product. Amicus expects to provide further updates on the next-generation Fabry ERT development strategy in 2H14.

Next-Generation ERTs for Pompe Disease and MPS I

Amicus also owns exclusive global rights to its next-generation ERTs for Pompe disease and MPS I, as well as all applications of its Chaperone-Advanced Replacement Therapy (CHART™) and enzyme targeting technology platforms. These platform technologies provide a complementary tool set to create next-generation therapies that are designed to enhance tissue uptake of active enzyme, improve lysosomal activity and substrate reduction, and potentially address the tolerability and immunogenicity associated with currently marketed ERTs.

Next-Generation ERT for Pompe Disease

Amicus is advancing a recombinant human acid alpha-glucosidase (rhGAA) for Pompe disease into late preclinical development. This differentiated Pompe ERT, designated AT-B200, has a unique carbohydrate structure and may be further optimized through co-formulation with a pharmacological chaperone to improve enzyme stability and tolerability, and by applying the Company’s peptide tagging technology for better targeting. In initial preclinical studies, AT-B200 has shown superior tissue uptake and activity when compared to current standard of care. In longer term preclinical proof-of-concept studies currently underway, AT-B200 has demonstrated superior substrate reduction compared to Lumizyme. Manufacturing scale up activities are on track to provide sufficient supply of AT-B200 for IND-enabling toxicology studies as well as a Phase 1/2 clinical study that is expected to begin in 2015.

Next-Generation ERT for MPS I

Amicus is developing a proprietary human recombinant alpha-L-iduronidase (rhIDUA) enzyme for MPS I. In support of its development of this next-generation ERT, Amicus has received funding of up to $250,000 from a private U.S.-based donor that provides medical research grants to find better treatments and cures for rare genetic disorders, including lysosomal storage diseases.

Novel Small Molecules for Parkinson’s Disease

Amicus is developing pharmacological chaperones that target the glucocerobrosidase (GCase) enzyme for the treatment of Parkinson’s disease.  In September 2014, Amicus and Biogen will conclude their research collaboration on novel small molecules for Parkinson’s disease.  Amicus’ most advanced Parkinson’s candidate is AT3375, which was developed outside the collaboration and is wholly-owned by Amicus.

Conference Call and Webcast

Amicus Therapeutics will host a conference call and audio webcast today, August 7, 2014 at 5:00 p.m. ET to discuss second quarter 2014 financial results and program updates. Interested participants and investors may access the conference call at 5:00 p.m. ET by dialing 877-303-5859 (U.S./Canada) or 678-224-7784 (international).

An audio webcast can also be accessed via the Investors section of the Amicus Therapeutics corporate web site at http://www.amicusrx.com, and will be archived for 30 days. Web participants are encouraged to go to the web site 15 minutes prior to the start of the call to register, download and install any necessary software. A telephonic replay of the call will be available for seven days beginning at 8:00 p.m. ET today. Access numbers for this replay are 855-859-2056 (U.S./Canada) and 404-537-3406 (international); participant code 74809147.

About Amicus Therapeutics

Amicus Therapeutics (Nasdaq:FOLD) is a biopharmaceutical company at the forefront of therapies for rare and orphan diseases. The Company is developing novel, first-in-class treatments for a broad range of human genetic diseases, with a focus on delivering new benefits to individuals with lysosomal storage diseases. Amicus’ lead programs in development include the small molecule pharmacological chaperone migalastat as a monotherapy for Fabry disease, as well as next-generation enzyme replacement therapy (ERT) products for Fabry disease, Pompe disease, and MPS I.

About Chaperone-Advanced Replacement Therapy (CHART)

The Chaperone-Advanced Replacement Therapy (CHART™) platform combines unique pharmacological chaperones with enzyme replacement therapies (ERTs) for lysosomal storage diseases (LSDs). In a chaperone-advanced replacement therapy, a unique pharmacological chaperone is designed to bind to and stabilize a specific therapeutic enzyme in its properly folded and active form. This proposed CHART mechanism may allow for enhanced tissue uptake of active enzyme, greater lysosomal activity, more reduction of substrate, and lower immunogenicity compared to ERT alone. Improvements in enzyme stability may also enable more convenient delivery of next-generation therapies. Amicus is leveraging the CHART platform to develop proprietary next-generation therapies that consist of lysosomal enzymes co-formulated with pharmacological chaperones.

Forward-Looking Statements

This press release contains, and the accompanying conference call will contain, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to preclinical and clinical development of Amicus’ candidate drug products, the timing and reporting of results from preclinical studies and clinical trials evaluating Amicus’ candidate drug products, and the projected cash position for the Company. Words such as, but not limited to, “look forward to,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “potential,” “plan,” “targets,” “likely,” “may,” “will,” “would,” “should” and “could,” and similar expressions or words identify forward-looking statements. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. The inclusion of forward-looking statements should not be regarded as a representation by Amicus that any of its plans will be achieved. Any or all of the forward-looking statements in this press release may turn out to be wrong. They can be affected by inaccurate assumptions Amicus might make or by known or unknown risks and uncertainties. For example, with respect to statements regarding the goals, progress, timing and outcomes of discussions with regulatory authorities and the potential goals, progress, timing and results of preclinical studies and clinical trials, actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the business of Amicus, including, without limitation: the potential that results of clinical or pre-clinical studies indicate that the product candidates are unsafe or ineffective; the potential that it may be difficult to enroll patients in our clinical trials; the potential that regulatory authorities may not grant or may delay approval for our product candidates; the potential that preclinical and clinical studies could be delayed because we identify serious side effects or other safety issues; the potential that we will need additional funding to complete all of our studies and, our dependence on third parties in the conduct of our clinical studies. Further, the results of earlier preclinical studies and/or clinical trials may not be predictive of future results. With respect to statements regarding projections of the Company’s cash position, actual results may differ based on market factors and the Company’s ability to execute its operational and budget plans. In addition, all forward looking statements are subject to other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2013. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Amicus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

CONTACTS:

Investors:

Amicus Therapeutics

Chip Baird

Chief Financial Officer

cbaird@amicusrx.com

(609) 662-2063

Media:

Pure Communications

Dan Budwick

dan@purecommunicationsinc.com

(973) 271-6085

Table 1

Amicus Therapeutics, Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2013	2014	2013	2014
Revenue:
Research revenue	$—	$475	$—	$931
Total revenue	$—	$475	$—	$931

Operating Expenses:
Research and development	$10,725	$9,978	$22,714	$19,970
General and administrative	4,830	4,753	9,653	9,929
Changes in fair value of contingent consideration payable	—	(305)	—	200
Restructuring charges	—	(81)	—	(89)
Depreciation and amortization	450	396	889	808
Total operating expenses	16,005	14,741	33,256	30,818
Loss from operations	(16,005)	(14,266)	(33,256)	(29,887)
Other income (expenses):
Interest income	46	36	111	78
Interest expense	(9)	(374)	(19)	(729)
Change in fair value of warrant liability	619	—	357	—
Other income	—	(10)	—	(19)

Net loss	$(15,349)	$(14,614)	$(32,807)	$(30,557)

Net loss per common share — basic and diluted	$(0.31)	$(0.22)	$(0.66)	$(0.46)

Weighted-average common shares outstanding — basic and diluted	49,621,188	67,212,764	49,621,188	65,799,059

Table 2

Amicus Therapeutics, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)

	December 31,	June 30,
	2013	2014
Assets:
Current assets:
Cash and cash equivalents	$43,640	$41,904
Investments in marketable securities	38,360	36,092
Receivable due from collaboration agreements	1,083	475
Prepaid expenses and other current assets	5,195	951
Total current assets	88,278	79,422

Property and equipment, less accumulated depreciation and amortization of $9,973 and $10,781 at December 31, 2013 and June 30, 2014, respectively	4,120	3,444
In-process research & development	23,000	23,000
Goodwill	11,613	11,613
Other non-current assets	552	515
Total Assets	$127,563	$117,994

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$10,162	$9,918
Current portion of secured loan	299	1,253
Total current liabilities	10,461	11,171

Deferred reimbursements	36,677	36,677
Secured loan, less current portion	14,174	13,104
Contingent consideration payable	10,600	10,800
Deferred tax liability	9,186	9,186
Other non-current liability	714	748

Commitments and contingencies

Stockholders’ equity:
Common stock, $.01 par value, 125,000,000 shares authorized, 61,975,416 shares issued and outstanding at December 31, 2013, 125,000,000 shares authorized, 72,869,861 shares issued and outstanding at June 30, 2014	679	789
Additional paid-in capital	423,593	444,600
Accumulated other comprehensive income	1	(2)
Accumulated deficit	(378,522)	(409,079)
Total stockholders’ equity	45,751	36,308
Total Liabilities and Stockholders’ Equity	$127,563	$117,994

FOLD–G